APPENDIX A

Distribution Plan Payments

Fund	12b-1 Fees[1]
	Single Class	Multiple Share Classes
		Inst’l Class	Investor Class	Other Class
Trust: Forum Funds II
ABR 75/25 Volatility Fund		N/A	0.25%
ABR Dynamic Blend Equity & Volatility Fund		N/A	0.25%
ABR 50/50 Volatility Fund		N/A	0.25%
Acuitas US Microcap Fund		N/A	0.25%
Baywood ValuePlus Fund	N/A
Baywood SociallyResponsible Fund	N/A
Trust: U.S. Global Investors Funds
Global Resources Fund	0.25%
Gold and Precious Metals Fund	0.25%
Global Luxury Goods Fund	0.25%
Near-Term Tax Free Fund	N/A
U.S. Government Securities Ultra-Short Bond Fund	N/A
World Precious Minerals Fund	0.25%

[1]	Indicates the current fees payable under the Distribution Plan adopted with respect to a Fund or Class.

Not applicable (N/A) indicates that the Fund or Class has not adopted a Distribution Plan.

Note: All percentages are based on average daily net assets.

Last Amended on: December 15, 2023